EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-89896, 33-25244, 33-87626, 333-36188, and 333-118663 of Analysts International Corporation on Form S-8 of our report dated June 28, 2005, appearing in this Annual Report on Form 11-K of the Analysts International Corporation Savings and Investment Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
June 28, 2005